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                   NOT FOR DISTRIBUTION IN THE UNITED KINGDOM


        CARRIER1 ANNOUNCES IT IS MAKING PROGRESS IN ITS EFFORTS TO PURSUE
                      STRATEGIC TRANSACTION OPPORTUNITIES

         LUXEMBOURG 28-01-2002 - Carrier1 International S.A. (the "Company") (Neuer Markt: CJN, NASDAQ: CONE) announced that it is making progress in its pursuit of opportunities to enter into a strategic transaction. The Company has engaged two financial advisers to advise it concerning the possibility of entering into different potential strategic transactions, including alliances, acquisitions, business combinations, asset sales, recapitalisation and other similar transactions which would enable it to continue to fund its operations (and could involve a transferee assuming the Company's obligations under its indentures and notes). The Company is in preliminary stages of discussions with several parties.

         On January 4, 2002, the Company commenced an exchange offer, scheduled to expire on February 1, 2002, to repurchase its $160 million and (EURO) 85 million high yield debt. Note holders are being offered an amount in cash equal to 18.25% of the principal amount of the notes and a pro-rata portion of newly issued common stock in the company equivalent to approximately 40% (assuming 100% acceptance of the exchange offer) of the expanded share capital in the Company. Note holders would also receive accrued and unpaid interest through December 5, 2001.

         The Company's ability to continue to fund its operations after the exchange offer until it enters into a strategic transaction, if any, will depend upon the amount of notes tendered in the exchange offer, since a high take-up by note holders will require a higher cash payment by the Company to consummate the exchange offer than would a low take-up. The Company had as at 22 January 2002, approximately $88.4 million in cash and cash equivalents, restricted cash (cash that is pledged as collateral on outstanding lines and letters of credit and guarantees to telecommunications companies that provide refile services to Carrier1) and available-for-sale-securities, as compared to $133.7 million as at 30 September 2001.

         The Company intends to collect from its subsidiaries the cash required to consummate the exchange offer which it does not already hold itself, although it may face certain restrictions in doing so.

         RESTRICTIONS ON TRANSFER OF SHARES ISSUED IN THE EXCHANGE OFFER

         The terms of the exchange offer currently provide that, in addition to other transfer restrictions, the shares of the Company being issued in the


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exchange offer will not be transferable until they are listed on the Neuer
Markt. The Company reserves the right, in appropriate circumstances, to waive this transfer restriction in connection with a transaction involving a change of control or merger of the Company.

         FURTHER INFORMATION

         Information in this press release concerning the exchange offer should be read in conjunction with Carrier1's Exchange Offers and Consent Solicitations Statement (the "Statement") dated January 4, 2002. Investors are urged to read the Statement because it contains important information. Investors may obtain a free copy of the Exchange Offers and Consent Solicitations Statement by contacting D.F. King, the Information Agent:

D.F. King & Co., Inc.
77 Water Street
New York, NY 10005, USA
Attention: Edward McCarthy

Call toll-free inside the US (800) 488-8035 (U.S. only) or outside the US: + 1 212 493-6952

or

D.F. King (Europe) Ltd.
2 London Wall Buildings
London Wall
London EC2M 5PP, England
Attention: Franklin Stephens

Call (44) 20 7290 9700


THIS COMMUNICATION IS DIRECTED ONLY AT PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS FALLING WITHIN ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2001 (THE "ORDER") OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) TO (D) ("HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS ETC") OF THE ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS "RELEVANT PERSONS"). THIS COMMUNICATION MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS COMMUNICATION RELATES IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.


ABOUT CARRIER1

Carrier1 International S.A (Neuer Markt: CJN; NASDAQ: CONE) is one of Europe's top providers of large system solutions for end-to-end Internet, broadband, voice, data-centre and dialup access communications to large users of telecommunications services with a network that spans 14,000 contracted route kilometres in 13 countries, and links 35 European cities. Carrier1 provides its clients with carrier-grade transport and network solutions as well as end-user-ready, value-added services that customers then brand and market to their respective users.


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Contacts


Keith Johnson
Carrier1 International SA
Tel. +44 20 7001 6357
KEITH.JOHNSON@CARRIER1.COM


         REFERENCES TO WEBSITE ADDRESSES ARE NOT INTENDED TO CREATE AN ACTIVE LINK OR TO INCORPORATE INFORMATION CONTAINED THEREIN.

         FORWARD-LOOKING STATEMENTS

         Some of the statements contained in this release discuss future expectations, the financial condition of Carrier1 and its consolidated subsidiaries after the exchange offer, the collection of cash by Carrier1 from its subsidiaries, the results of the exchange offer and the pursuit of a strategic transaction, or state other forward-looking information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual situation to differ materially from those contemplated by the statements. The "forward-looking" information is based on various factors and was derived using numerous assumptions. In some cases, these so-called forward-looking statements can be identified by words like "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of those words and other comparable words. These statements only reflect the prediction of Carrier1. Consequently, such forward-looking statements should be regarded solely as Carrier1's plans, estimates and beliefs at the date made. Carrier1 does not undertake, and specifically declines, any obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect any events or circumstances that occurred or may occur after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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